Redtail

CONSULTING SERVICES ENGAGEMENT AGREEMENT

THIS CONSULTING SERVICES ENGAGEMENT AGREEMENT (hereinafter "**Agreement**") is made and entered into as of ________ between **Enosi Life Sciences Corp.** ("**Client**") and Redtail Production Services, LLC ("**Consultant**") with respect to Consultant's social marketing and media services ("**Services**").

1. **Services.** Consultant shall furnish the Client with its best advice, information, judgment and knowledge in its effort to help position Client as set forth more fully in Exhibit A, which is attached hereto and incorporated herein by reference. As the Client's input, direction and responsiveness are critical to the successful completion the Consultant's engagement herein, the Client acknowledges and understands Client's cooperation is essential and Consultant's performance pursuant to this engagement is contingent thereon. All of Consultant's Services and activities hereunder shall be subject to the reasonable supervision, direction and control of Client, whether or not the same involve matters of artistic taste or judgment, provided that Client will have a right of meaningful creative consultation. Whereas Services include creation of audiovisual content ("**Media**"), it is expressly understood and acknowledged by Client that the Media is being produced by Consultant hereunder for exploitation on digital platforms only and Client is solely responsible for clearing the Media for any other uses whatsoever. While Consultant's services involve contact with investors through social media and e-mail marketing, Consultant is not an Investor Relations company and do not perform the duties of such a business. Consultant's contact with investors will be limited to social media posts with language approved by Client and e-mails sent to investors with language and photos approved by Client and drafted with Consultant's assistance, but in all cases Consultant will refer potential investors to Client or Client's investor relations team. Consultant does not fulfill perks, contact investors about their investment or manage the investments or securities in any way.

2. **Term.** The term of this Agreement is outlined in the Scope of Work in Exhibit A, which is attached hereto.

3. **Scope of Work.** The Scope of Work is outlined in Exhibit A, which is attached hereto.

4. **Compensation.** For all services that Consultant renders to the Client during the term hereof, and in consideration thereof, the Client will pay Consultant based upon the scope of work and payment terms as outlined in Exhibit A, which is attached hereto. Client's payment shall be deemed earned upon receipt and shall not, under any circumstances, be refundable.

5. **Expenses.** Unless otherwise explicitly provided in the Scope of Work in Exhibit A, Client will reimburse Consultant for any pre-approved out-of-pocket travel, lodging or related expenses incurred by Consultant in connection with Consultant's performance of Services.

6. **Confidential Business Information.** Consultant agrees to keep Client's

confidential business information in the strictest of confidence. Consultant shall continue to do so, except as may be necessary to perform its duties hereunder, or as may otherwise be required by law, during the term of this Agreement. "Confidential Business Information" shall mean any nonpublic information of a competitively sensitive or personal nature acquired by Consultant in connection with performing services for the Client, including (without limitation) oral and written information concerning the Client's technology, financial positions and results of operations (revenues, margins, assets, net income, etc.)), annual and long-range business plans, marketing plans and methods, processes, account invoices, oral or written customer information, and personnel information, but only if such information is either marked "Confidential Business Information" in writing by Client, or if given orally, is ~~immediately~~ confirmed in writing to be "Confidential Business Information."

OK | 7/1/2020
OK | 7/1/2020

7. **Termination.** The Client ~~or the Consultant~~ upon thirty (30) days written notice for any reason and without cause may prematurely terminate this Agreement. If the Client prematurely terminates the Agreement, Client shall not be entitled to any refund of any amounts already paid to Consultant. This Agreement may be terminated in the event a breaching party fails to cure a breach within five (5) days after receipt of notice of such breach. Further, this Agreement shall terminate automatically under its own terms herein has been completed. Any and all payments due to Consultant shall remain due and owing after termination and any provision of this Agreement related to payment of Consultant shall survive termination of this Agreement for any reason.

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8. **Severable Provisions.** The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

9. **Binding Arbitration of all and all disputes.** By signing below, the Parties agree that any and all disputes between them regarding construction, application and/or performance of any obligations under this Agreement and any claim arising out of and/or relating thereto and/or its breach, including, but not limited to, claims for breach of contract, negligence, misrepresentation, fraud, and disputes regarding fees, refunds and/or reimbursement of expenses arising under this Agreement shall be submitted to binding arbitration with an agreed-upon independent private mediation/arbitration service or tribunal specializing in employment issues, such as ADR Services, JAMS/EnDispute or Judicate West, to be heard by a single Arbitrator, upon the written request of either Party after the service of that request on the other Party, with the exception of the terms and conditions of Section 18.a. above. If the Parties cannot agree upon the selection of an individual arbitrator, then the appointed administrative case manager of the arbitration tribunal shall select the Arbitrator.

(A) The Parties agree to equally split any required pre-arbitration hearing fees, costs and expenses; with the prevailing Party in any such proceeding entitled to reimbursement of their share of any pre-arbitration hearing fees, costs and expenses or any other fees, costs and expenses incurred by the prevailing Party in connection therewith.

(B) The Parties shall each have the right of discovery in connection with any arbitration proceeding in accordance with California Code of Civil Procedure, Section 1283.05.

(C) Any Award of Arbitrator and reimbursement of fees, costs and out-of-pocket expenses including reasonable attorneys' fees, incurred by the prevailing Party will then be confirmed as Judgment by Los Angeles Superior Court and enforced in accordance therewith

(D) Exclusive venue and jurisdiction for any binding arbitration or any other legal proceeding in connection with this Agreement shall be in the County of Los Angeles, State of California.

10. **Binding Agreement.** The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon their respective successors and/or assigns.

11. **Relationship of Parties.** The Consultant is an independent contractor. Both parties acknowledge and agree that Consultant's engagement hereunder is not exclusive and that either party may provide to, or retain from, others similar such services provided that it does so in a manner that does not otherwise breach this Agreement. Neither party is, nor shall claim to be, a legal agent, representative, partner or employee of the other, and neither shall have the right or authority to contract in the name of the other nor shall it assume or create any obligations, debts, accounts or liabilities for the other.

12. **Notices.** Save and except the operational communications referenced in Exhibit A above between Client and Consultant, any other notices and/or other communications required and/or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and delivered when delivered in person, two (2) days after being mailed postage prepaid by certified or registered mail with return receipt requested, or when delivered by overnight delivery service or by email with confirmation to the recipient at the following addresses:

<u>To Client:</u> Enosi Life Sciences Corp.
12707 High Bluff Drive, Suite 200
San Diego, California, 92130-2035

<u>To Consultant:</u> Redtail Production Services, LLC
5757 W Century Blvd., Suite 810
Los Angeles, CA 90045

13. **Waiver.** Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver by a party of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to him/her/it under the circumstances.

14. **Governing Law and Venue.** This Agreement will be governed by and interpreted in accordance with the substantive laws of the State of California without reference to

conflicts of law. Further, the appropriate venue for any and all disputes, claims and/or actions in any way connected with and/or arise from this Agreement shall be the Los Angeles County Superior Court.

15. **Captions and Section Headings.** The various captions and section headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of any of the provisions of this Agreement.

16. **Entire Agreement.** With respect to its subject matter, this Agreement and its attachments constitute the entire understanding of the parties superseding all prior agreements, understandings, negotiations and discussions between them whether written or oral, and there are no other understandings, representations, warranties or commitments with respect thereto. Any modification of this Agreement must be in writing and signed by both Consultant and Client.

AGREED AND ACCEPTED:

CLIENT
Ensysce Life Sciences Corp.

By: [signature]

Its: SHEPARD

7/1/2020

REDTAIL PRODUCTION SERVICES, LLC

By: [signature]

Its: July 2, 2020

EXHIBIT A
SCOPE OF WORK

- Term: Project-based
- Compensation:
  - $25,000 for the deliverables below
- Payment schedule:
  - 50% on signature/engagement
  - 50% on satisfactory delivery of assets to client
- Timeframe:
  - Not to exceed 30 days from signing for corporate identity materials
  - Not to exceed 60 days from signing for website
- Further digital marketing services may be added in the future, but are not covered under this agreement and will require an additional exhibit based on TBD deliverables and timelines

DELIVERABLES & SERVICES

- Corporate identity package for Enosi Life Sciences
  - Logo development
  - Color palette development
  - Typeface/font package selection (additional licensing fees from font foundries may apply)
  - Business card design (print ready files will be provided, does not include physical printing)
  - Letterhead design
  - Powerpoint slide deck template creation based on new corporate identity materials (up to 15 template slides, provided to client for the
- Website design and creation
  - A WordPress-based website with up to 6 main pages, including an investment page (which can initially serve as an informational/lead generation page but will eventually be a live investment page upon the launch of Reg A)
  - Up to 4 additional themed investment lander pages to pair with future ad campaigns
  - Assumes WordPress platform with Plug and Play JavaScript *Invest Now* button from investment platform tech provider, does not include API integration)
  - Website will be set up for future integration of email capture forms for leads, but no email newsletter services will be included under this scope
  - Website hosting included for 1 year
  - Does not include hosting or management of client's email accounts

- Future additional changes to website after approved delivery will be billable at an hourly rate of $100/hr, rounded to the nearest ¼ hour

- Client shall have sole ownership and right to use all Deliverables

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